Exhibit 6.2

SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”) is entered into as of [________], by and between Groundfloor Finance Inc., a Delaware corporation (“Groundfloor”) and Groundfloor Advisors, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Operating Agreement of Groundfloor Loans 1 LLC, dated as of the date hereof (as the same may be amended from time to time, the “Operating Agreement”).

WHEREAS, Groundfloor Loans 1 LLC (the “Company”) is a Delaware limited liability company formed to originate, invest in and manage a diversified portfolio of commercial real estate properties;

WHEREAS, the Manager is designated as the non-member manager of the Company and manages the business and day-to-day operations of the Company in the manner and on the terms set forth in the Operating Agreement; and

WHEREAS, Groundfloor has agreed to provide the Manager with the personnel, services and resources necessary for the Manager to perform its obligations and responsibilities under the Operating Agreement in exchange for the payment to Groundfloor of all of the fees and expense reimbursements paid to the Manager under the terms of the Operating Agreement.

NOW THEREFORE, Groundfloor and the Manager hereby agree as follows:

1.           Services. Upon the Manager’s request, Groundfloor hereby agrees to provide the Manager with the personnel, services and resources necessary for the Manager to perform the services and activities for the Company pursuant to the Operating Agreement, including, without limitation, the services and activities described on Exhibit A attached hereto (the “Services”), in consideration of the payment of the fees described in Section 3 hereof, during the term of this Agreement. Groundfloor hereby agrees not to take any actions in contravention of, or that could cause the Manager to be in breach of, the Operating Agreement.

2.           Term and Termination.

(a)              This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the parties, shall remain in effect for so long as the Operating Agreement is in effect.

(b)              The Manager may terminate this Agreement immediately upon written notice to Groundfloor if Groundfloor: (i) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 60 days thereafter; (ii) makes an assignment for the benefit of creditors; or (iii) breaches any material obligation under this Agreement and fails to cure such breach within 30 days after delivery of notice thereof by the Manager.

(c)              Groundfloor may terminate this Agreement immediately upon written notice to the Manager if the Manager breaches any material obligation under this Agreement and fails to cure such breach within 30 days after delivery of notice thereof by Groundfloor.

3.           Fees and Expenses.

(a)              The Manager shall reimburse Groundfloor for the costs and expenses of Groundfloor and its Affiliates incurred on behalf of the Manager or the Company, as applicable, under this Agreement. Costs and expenses incurred by Groundfloor on behalf of the Manager shall be reimbursed in cash monthly to Groundfloor, but only to the extent such reimbursable expenses are payable by the Company pursuant to the Operating Agreement.

(b)              In addition to the reimbursement set forth in Section 3(a), the Manager shall pay to Groundfloor an amount equal to the Management Fee, the Special Servicing Fee, and any other fees or expense reimbursements received by the Manager from the Company under the terms of the Operating Agreement. The Manager shall pay Groundfloor the amount of any fees or expense reimbursements in cash within five Business Days after the date of payment of such fees (or any portion or installment of such fees) by the Company to the Manager under the terms of the Operating Agreement.

4.           Standard of Care. Groundfloor shall use its commercially reasonable best efforts in the timely provision of the Services to be rendered hereunder and shall cooperate with the Manager in connection with the provision of such Services to the Company. The parties will consult with each other in good faith, as required, with respect to the furnishing of, and payment for, special or additional services, extraordinary items and the like.

5.           Representations and Warranties

(a)              Groundfloor hereby represents and warrants to the Company as follows:

(i)               Groundfloor is a corporation duly formed, validly existing and in good standing under the laws of the State of Georgia. Groundfloor has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)             The execution and delivery by Groundfloor of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by Groundfloor of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Groundfloor and will not violate any provision of law, any order of any court or other agency of government, the charter or bylaws of Groundfloor or any other organizational document of Groundfloor.

(iii)            This Agreement has been duly executed and delivered by Groundfloor and constitutes the legal, valid and binding obligations of Groundfloor, enforceable against Groundfloor in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

(iv)            Groundfloor has received and carefully reviewed a copy of the Operating Agreement.

(b)              The Manager hereby represents and warrants to Groundfloor as follows:

(i)               The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Manager has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)             The execution and delivery by the Manager of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Manager of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of the Manager and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of the Manager or any other organizational document of the Manager.

(iii)            This Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

6.           Confidential Information.

(a)	Groundfloor acknowledges that the information and knowledge obtained in the course of its performance of the Services relating to the Company’s or the Manager’s business (the “Confidential Information”) are of a confidential nature. Groundfloor shall, and shall ensure that its employees, use commercially reasonable efforts to take all actions necessary and appropriate to preserve the confidentiality of the Confidential Information and prevent (i) the disclosure of the Confidential Information to any person other than employees of Groundfloor who have a need to know of it in order to perform their duties hereunder; and (ii) the use of the Confidential Information other than in connection with the performance of its duties hereunder.

(b)              The foregoing provision shall not apply to Confidential Information that (i) has been disclosed to the public by the Company or the Manager, as applicable, (ii) otherwise entered the public domain through lawful means, (iii) was or is disclosed to Groundfloor by a third party and which to the knowledge of the Company, after investigation, is not subject to an obligation of confidentiality to Groundfloor, (iv) was known by Groundfloor prior to its receipt from the Company or the Manager, as applicable, (v) was developed by Groundfloor independently of any disclosures previously made by the Company or the Manager, as applicable to Groundfloor of such information, (vi) is required to be disclosed by Groundfloor in connection with any judicial, administrative or other governmental proceeding involving the Company, the Manager, or Groundfloor, or any of their affiliates or employees (whether or not such proceeding involves third parties) relating to the Services or this Agreement, provided that Groundfloor first give written detailed notice thereof to the Company or the Manager, as applicable, as soon as possible prior to such disclosure, unless notice would be unlawful, or (vii) is disclosed in good faith by Groundfloor in the ordinary course of carrying out its duties hereunder.

7.           Limitation on Liability; Indemnification.

(a)              Groundfloor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Groundfloor and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to Groundfloor, will not be liable to the Manager or the Manager’s stockholders, partners or members for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless Groundfloor, its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to Groundfloor (each, a “Groundfloor Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (collectively “Losses”) incurred by the Groundfloor Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Manager or its security holders) arising from any acts or omissions of such Groundfloor Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Groundfloor Indemnified Party under this Agreement.

(b)              Groundfloor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, and the directors, officers, stockholders, partners or members of the Manager (each, a “Manager Indemnified Party” and, together with a Groundfloor Indemnified Party, an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of Groundfloor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of Groundfloor under this Agreement or (ii) any claims by Groundfloor’s employees relating to the terms and conditions of their employment by Groundfloor. Groundfloor hereby agrees that from the date hereof until the termination of this Agreement, Groundfloor shall maintain errors and omissions and other customary insurance coverage in such amounts and with such carriers as determined by Groundfloor, in its sole discretion.

(c)              In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. Such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, that (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 7 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 7.

(d)              The Manager acknowledges that the duties owed by Groundfloor to the Manager are contractual in nature and governed by the terms of this Agreement and that Groundfloor shall owe no fiduciary duties to the Manager or its members.

(e)              The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized assignment or transfer will be void. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.           Additional Documents. From time to time after execution of this Agreement, the parties hereto will, without additional consideration, execute and deliver such further documents and take such further action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

10.          Entire Agreement. This Agreement contains the entire understanding between the parties and shall not be modified except in writing by the parties hereto. Furthermore, this Agreement supersedes any prior understandings and written or oral agreements between them respecting the subject matter of this Agreement.

11.          Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12.          Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

Groundfloor:	Groundfloor Finance Inc. 600 Peachtree Street, Ste. 810, Atlanta, Georgia 30308
The Manager:	Groundfloor Advisors, LLC c/o Groundfloor Finance Inc. 600 Peachtree Street NW, Ste. 810, Atlanta, Georgia 30308
Attention: Nick Bhargava
with a copy to:	Ketsal PLLC 155 Water Street, Brooklyn, NY 11201 Attention: Zachary Fallon

13.          Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

14.          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, OR (II) SOLELY TO THE EXTENT THERE IS NO APPLICABLE FEDERAL JURISDICTION OVER SUCH DISPUTE OR MATTER, IN THE STATE COURTS OF DELAWARE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

15.          WAIVER OF JURY TRIAL.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

16.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Shared Services Agreement as of the date first written above.

Groundfloor Finance Inc.

By:
Name:
Title:

Groundfloor Advisors, LLC

By:
Name:
Title:

EXHIBIT A

DESCRIPTION OF SERVICES

Groundfloor will provide the Manager with the personnel, services and resources necessary for the Manager to comply with its obligations and responsibilities under the Operating Agreement, which include responsibility for the day-to-day operations of the Company and performance of such services and activities relating to the investments and operations of the Company as may be appropriate, including without limitation those services and activities listed in Section 5.1 of the Operating Agreement.